FOR IMMEDIATE RELEASE

CONTACT:
Ann Parker
Director of Corporate Communications
LodgeNet Entertainment Corporation
605-988-1000
communications@lodgenet.com

LODGENET, ABC CABLE NETWORKS GROUP SIGN AGREEMENT
TO OFFER DISNEY CHANNEL ON DEMAND IN OVER 2,200 HOTELS NATIONWIDE

Company Also Reaffirms Guidance at Bear Stearns Global Credit Conference

     NEW YORK, NY, May 19, 2004 – LodgeNet (NASD: LNET), the world’s largest provider of broadband interactive television services to the hospitality industry, announced today that Disney Channel On Demand will premiere June 1 on its digital systems across the United States. LodgeNet President and CEO Scott C. Petersen made that announcement while also reaffirming the Company’s second quarter 2004 financial guidance today during a presentation at the Bear Stearns 13th Annual Global Credit Conference in New York City.

     LodgeNet will offer on-demand access to select Disney Channel programming at more than 2,200 hotels nationwide. Disney Channel On Demand offers series from the Channel’s Playhouse Disney programming block for preschoolers such as “JoJo’s Circus” and “Stanley” as well as Disney Channel Original Movies and original series for kids and tweens including “Lizzie McGuire”, “That’s So Raven”, and “Kim Possible”. The programming on Disney Channel On Demand will be updated on a monthly basis.

     To accommodate the fluid schedules of family vacationers, all Disney Channel On Demand episodes will support LodgeNet’s On-Screen Controls feature, allowing viewers to skip forward or back, pause, or save their place and resume viewing later.

     “Parents can tell you that today’s children and young teenagers are extremely discriminating about their entertainment,” said Petersen. “The fresh, creative content found on the Disney Channel has built an enormous fan base within that age group, and we will be bringing it to hotels as summer vacations are just getting underway.”

     “We are pleased to partner with LodgeNet to provide families with in-room quality family-friendly programming,” said Albert Cheng, senior vice president, distribution strategy and operations. “Now our viewers have the opportunity to connect with their favorite Disney Channel programs when they are away from home.”

LodgeNet — Disney Channel, Guidance	2

     With regard to financial results for the second quarter of 2004, LodgeNet expects to report revenue of between $66.0 million and $69.0 million, resulting in $2.5 million to $4.0 million in operating income. Operating income exclusive of depreciation and amortization is expected to be $22.0 million to $23.5 million during the quarter. Net loss is expected to be $(5.9) million to $(4.4) million or a loss per share of $(0.45) to $(0.34) for the second quarter of 2004. With respect to the calendar year 2004, LodgeNet expects to report revenue in a range from $270.0 million to $276.0 million and operating income from $13.5 million to $16.5 million. Operating income exclusive of depreciation and amortization is expected to be $91.5 million to $94.5 million. Net loss is expected to be $(19.8) million to $(14.8) million or a loss per share of $(1.51) to $(1.13) for the full year 2004.

About LodgeNet

     LodgeNet Entertainment Corporation (www.lodgenet.com) is the world’s largest and leading provider of interactive television systems and broadband services to hotels, resorts and casinos throughout the United States and Canada as well as select international markets. These services include on-demand movies, music and music videos, Nintendo® video games, Internet on television, and other interactive television services, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. As the largest company in the industry, LodgeNet provides service to more than one million rooms including 967,000 interactive guest pay rooms in more than 5,800 hotel properties worldwide. More than 260 million travelers have access to LodgeNet systems on an annual basis. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

About ABC Cable Networks Group

     ABC Cable Networks Group develops and manages non-sports cable television networks and television programming for its parent, The Walt Disney Company. ABC Cable Networks Group operates the wholly-owned ABC Family, Disney Channel, Toon Disney and SOAPnet, and manages Disney’s kids programming ABC Television. ABC Cable Networks Group is also responsible for managing Disney’s equity interest in cable groups Lifetime Entertainment Services, A&E Television Networks and E! Networks.

     Except for the historical statements contained herein, all statements made in this release are “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and are subject to risks, uncertainties, and other factors that could cause actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, competition, programming availability and quality, technological developments, developmental difficulties and delays, relationships with clients and property owners, the availability of capital to finance growth, the impact of government regulations, international crises, acts of terrorism, public health issues, and other factors detailed, from time to time, in the Company’s filings with the Securities and Exchange Commission.

     LodgeNet is a registered trademark of LodgeNet Entertainment Corporation. Other names and brands may be claimed as the property of others. All rights reserved.

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